Exhibit 10.3

Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.
CHANGE IN CONTROL AGREEMENT OF
ROBERT V. HINTELMANN, JR.

This Change in Control Agreement (“Agreement”) is made and entered into as of the date of the last signature below, by and among Burke & Herbert Financial Services Corp., a Virginia corporation and bank holding company (the “Company”), Burke & Herbert Bank & Trust Company, a Virginia chartered bank, (the “Bank”), and Robert V. Hintelmann, Jr. (“Executive”). The Company, the Bank and Executive are individually each a “Party,” and collectively the “Parties.”
WHEREAS, Executive commenced employment with the Company effective March 17, 2025 (the “Commencement Date”) and currently serves as Executive Vice President – Chief Credit Officer;
WHEREAS, the Company and the Bank have determined that it is in the best interests of the Company and the Bank to ensure the continued employment of Executive in the event a Change in Control (as defined below) occurs during Executive’s employment with the Company; and
WHEREAS, in order to induce Executive’s continued employment with the Company following a Change in Control, and to provide further incentive to achieve the financial and performance objectives of the Company and the Bank during Executive’s employment, the Parties desire to specify certain severance benefits which shall be due to Executive in the event of a Change in Control.
NOW THEREFORE, in consideration of the promises and obligations by and between the parties under this Agreement, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.    Definitions.

1.1    Change in Control. A “Change in Control” is deemed to have taken place if, on or after the Commencement Date, any of the following events occurs:

a.    The acquisition by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection, the following acquisitions shall not constitute a Change of Control: (i) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any other corporation controlled by the Company or any subsidiary thereof, (ii) any such ownership to the extent such Person owned amounts in excess of 25% as of the date of this Agreement and (iii) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 1.1; or

b.    Individuals who, as of the date hereof, constitute the members of the Boards of Directors of the Company or the Bank (individually, the “Company Board” and the “Bank Board,” and, collectively, the “Incumbent Boards”) cease for any reason to constitute at least a majority of such Boards; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders or the Company, as sole shareholder of the Bank, was approved by a vote of at least a majority of the directors then comprising the respective Incumbent Board shall be considered as though such individual were a member of that Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company Board or the Bank Board; or

c.    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the Bank (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company, such corporation resulting from such Business Combination or a corporation controlled by any of them) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Boards at the time of the execution of the initial agreement, or of the action of the Company Board or the Bank Board, providing for such Business Combination.

1.2    Applicable Period. The term “Applicable Period” means the period that begins three (3) months prior to the Closing Date of a Change in Control event and ends twelve (12) months following the Closing Date of a Change in Control event.

1.3    Cause. Termination by the Company of the Executive for “Cause” shall mean termination based on any of the following grounds: (a) Executive engages in fraud, misappropriation, embezzlement or acts of similar dishonesty; (b) Executive’s conviction of a crime (other than a minor traffic offense); (c) Executive’s illegal use of drugs or excessive use of alcohol in the workplace; (d) Executive’s intentional and willful misconduct that will likely subject the Company or the Bank to criminal or civil liability; or (e) Executive’s knowing breach of his duty of loyalty to the Company or the Bank or diversion or usurpation of corporate opportunities properly belonging to either the Company or the Bank; (f) Executive’s willful disregard of material Bank policies and procedures; and (g) Executive’s insubordination or continued failure to satisfactorily perform the duties of Executive’s position, including failure to meet prescribed targets or goals. Executive shall not be terminated for Cause under subsection (f) or (g) unless the Company first has provided Executive with written notice that the Company considers the Executive to be in violation of his obligations under those subsections and Executive fails, within thirty (30) calendar days of such notice, to cure the conduct that has given rise to the notice.

1.4    Good Reason. Termination by the Executive for “Good Reason” shall mean resignation by the Executive as a result of any of the following:

a.    The assignment to the Executive by the Company (or its subsidiaries or successor) of duties materially inconsistent with the Executive’s position, duties, responsibilities, and status with the Company or the Bank; or

b.    A reduction by the Company (or its subsidiaries or successor) in the Executive’s Base Salary as in effect on the date immediately prior to the Change in Control; or

c.    A requirement that Executive relocate his primary office location to a location more than 25 miles from Executive’s current primary office location, which, as of the date of this Agreement, is located at 5680 King Centre Drive, Suite 801, Alexandria, Virginia 22315;

d.     A failure by the Company or the Bank to comply with any of the material provisions of this Agreement;

Executive shall not be entitled to resign for Good Reason under this Section unless Executive has first provided the Company (or its successor) with written notice that Executive considers the terms of this Section to be triggered and the Company (or its successor) fails, within thirty (30) calendar days of such notice, to cure the conduct that has given rise to the notice.

1.5    Closing Date. “Closing Date” shall mean the date on which any transaction that gives rise to a Change in Control is signed and finalized.

1.6    Target Annual Incentive Bonus. Consistent with policies of the Company and the Bank and subject to the discretion of the Company’s Compensation Committee and senior executive management (as applicable), Executive has the opportunity to earn an annual incentive bonus with a target amount calculated as a percentage of Executive’s base salary, the payment of which for any year, if any, shall not be construed as an increase in Executive’s base salary (the “Target Annual Incentive Bonus”).

2.    Change in Control Benefits.

    2.1    Payout Event. If there is a Change in Control on or after the Commencement Date, and, at any time during the Applicable Period, the Executive’s employment is involuntarily terminated by the Company or the Bank without Cause (as defined in Section 1.3) or by Executive for Good Reason (as defined under Section 1.4), the Company shall, within fourteen (14) calendar days following receipt of the executed and non-revoked Separation Agreement and Release described below, pay to the Executive a lump sum cash payment equal to:

(a) Twenty-four (24) months of the Executive’s base salary as of the date of the Change of Control, less required withholding;

(b) A lump sum payment in an amount equal to two times (2x) any Target Annual Incentive Bonus Executive received (or was eligible to receive) from the Company or the Bank for the fiscal year immediately preceding the Payout Event; and

(c) Payment of COBRA healthcare continuation coverage premiums for Executive and Executive’s dependents (if applicable) for a period of eighteen (18) months or until Executive becomes covered by another employer group health plan, whichever is sooner, with such premium payments being made directly on a pretax basis to the administrator of the health care plan.

Any amounts or benefits owed under this Section shall be subject to appropriate tax withholding and Executive’s execution and non-revocation within forty-five (45) calendar days following the date of termination of a Separation Agreement and Release in such form as is acceptable to the Company, which shall include a release of all claims the Executive may have against the Company, and all of its respective subsidiaries, affiliates, directors, officers, employees, shareholders and agents (other than rights of indemnification, rights to directors and officers insurance, and any rights to accrued benefits under the employee benefit plans), a cooperation clause, a non-disparagement clause, and an affirmation of post-employment restrictions previously agreed to by Executive.

In the event the Separation Agreement and Release (and the expiration of any revocation rights provided therein) could become effective in one (1) of two (2) taxable years of Executive depending on when Executive executes and delivers the waiver and release, the waiver and release will be deemed executed in the later of such tax years. In addition, the Executive and the Company agree that the cash payment described in this Section is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to Treasury Regulation Section 1.409A-1(b)(4) as a short-term deferral and that the insurance benefits hereunder are intended to be exempt from Section 409A of the Code pursuant to Treasury Regulation Section 1.409A-1(b)(1) as a non-taxable benefit. The compensation to be paid under this section shall offset any compensation or severance owed to the Executive for the same period and is not intended to provide double compensation to the Executive for any period of time.

2.2    Section 409A. Notwithstanding the foregoing, to the extent required because Executive is deemed a “specified employee” for purposes of Section 409A of the Code, on the date of Executive’s termination, the payments described above in this Section 2 will not commence until the first day of the month following the six-month anniversary of the Executive’s date of termination, with the first payment to include amounts required to be delayed under this sentence. Interest shall accrue on the initial payment from the date amounts would have been paid absent the required delay, at the Prime Rate of Interest in effect on the date of termination and as reported in the Wall Street

Journal. The six-month delay described in this section shall only apply to the extent that the exemption from Section 409A of the Code for certain amounts payable solely on an involuntary separation from service is not available. The exemption is available if amounts payable do not exceed two (2) times the lesser of (a) Executive’s annual rate of pay for the year prior to the year of the separation from service or (b) the limit provided pursuant to Section 401(a)(17) of the Code for the year of the separation from service.

    2.3    Excess Payments. If either the Company or the Executive receives notice from an independent tax counsel or certified public accounting firm acting on behalf of the Company (the “Tax Advisor”), that the payment by the Company to the Executive under this Agreement or otherwise would be considered to be an “excess parachute payment” within the meaning of Section 280G of the Code, or any successor statute then in effect, the aggregate payments by the Company pursuant to this Agreement shall be reduced to the highest amount that may be paid to the Executive by the Company under this Agreement without having any portion of any amount payable to the Executive by the Company or a related entity under this Agreement or otherwise treated as such an “excess parachute payment,” and, if permitted by applicable law and without adverse tax consequence, such reduction shall be made to the last payment due hereunder. If applicable, any reduction in payments under this Agreement shall be subject to the mutual agreement of Executive and the Company, with a view to maximizing the value of the payments to Executive. Any payments made by the Company to the Executive under this Agreement which are later confirmed by the Tax Advisor to be “excess parachute payments” shall be considered by all parties to have been a loan by the Company to the Executive, which loan shall be repaid by the Executive upon demand together with interest calculated at the lowest interest rate authorized for such loans under the Code without a requirement that further interest be imputed.

3.    Assignment and Survival. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company and the Bank. Executive’s rights and obligations are personal, and may not be assigned or delegated without the Company’s prior written consent, provided that in the event of Executive’s death during the Applicable Period, all rights and benefits to which Executive is entitled under this Agreement shall inure to Executive’s estate.

4.    Post-Employment Restrictions. In order to protect the legitimate business interests and goodwill of the Company and in consideration for the benefits being offered to Executive under this Agreement, Executive agrees to the following post-employment restrictions, which shall apply in the event Executive’s employment with the Company ends in such a manner as to entitle executive to a payout under Section 2.1 above:

4.1    Solicitation and Piracy of Customers. For a period of eighteen (18) months after a Payout Event as described in Section 2.1, Executive hereby covenants and agrees that he shall not, directly or indirectly, on his own behalf or on behalf of any other financial institution, except for the sole account and benefit of the Bank, anywhere within the area that is 50 miles of the Bank’s headquarters in Alexandria, Virginia, sell, provide, or solicit to sell or provide to any Bank Customer (as defined below) or Prospective Bank Customer (as defined below) any financial products or services competitive with those being provided by the Bank as of the date of Executive’s separation, including deposit opportunities and loans.

        “Bank Customer” shall mean any person or entity who maintained an account with or who obtained or purchased products or services from the Bank at any time within the one hundred eighty (180) calendar days preceding the last day of Executive’s employment with the Bank.

        “Prospective Bank Customer” shall mean any person or entity for whom loans or deposit terms were being prepared or had been submitted at any time within the ninety (90) calendar days immediately preceding the last day of Executive’s employment with the Bank.

        Executive acknowledges that this restriction is reasonable in that it does not prevent Executive from working for a competing financial institution, but merely restricts Executive’s ability for an 18-month period from soliciting or selling or providing competitive products and services to any Bank Customer or Prospective Bank Customer.

        4.2    Non-Solicitation and Non-Hiring of Employees. For a period of eighteen (18) months after a Payout Event as described in Section 2.1, Executive agrees that he shall not, directly or indirectly, on Executive’s own behalf or the behalf of another person or entity, hire or employ, or attempt to hire or employ, or assist any other person or entity in the solicitation or hiring of any Company or Bank Employee.

        “Company or Bank Employee” shall mean any person who was employed by the Company or the Bank at any time within the ninety (90) calendar days preceding the last day of Executive’s employment with the Company.

        4.3    Remedies. Executive agrees that an impending or existing violation of any of the covenants contained in this Agreement would cause the Company or the Bank irreparable injury for which it would have no adequate remedy at law and agrees that the Company or the Bank shall be entitled to obtain injunctive relief prohibiting such violation, in addition to any other rights and remedies available to it at law or in equity. In addition, should a court find that Executive has breached his obligations under this Section 4, he shall repay to the Company the payments made to him under Section 2.1 above. Executive’s obligations under each of Sections 4.1 and 4.2 above are independent, separable, and independently enforceable of each other and of any legal obligations that may exist between the Company and the Bank, on the one hand, and Executive, on the other hand. The real or perceived existence of any claim or cause of action of Executive against the Company or the Bank, whether predicated on this Agreement or some other basis, shall not alleviate Executive of Executive’s obligations under this Agreement and shall not constitute a defense to the enforcement by the Company or the Bank of the restrictions and covenants contained herein.

5.    Choice of Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by the laws of the Commonwealth of Virginia. The Parties consent to the exclusive jurisdiction and venue of the Circuit Court of the City of Richmond in the Commonwealth of Virginia. Each party hereby waives, releases and agrees not to assert, and agrees to cause its affiliates to waive, release and not assert, any rights such party or its affiliates may have under any foreign law or regulation that would be inconsistent with the terms of this Agreement as governed by the law of the Commonwealth of Virginia. THE PARTIES KNOWING, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY

RIGHT TO DEMAND A TRIAL BY JURY OF ANY CLAIMS ARISING OUT OF THIS AGREEMENT.
6.    At-Will Status. Except as provided in this Agreement, Executive is employed at-will, which means that either Executive or the Company may discontinue the employment relationship at any time, for any reason, subject to Executive’s rights under this Agreement, which shall be governed expressly by the terms hereunder.
7.    Notice. Any notices and other communications provided for by this Agreement will be sufficient if in writing and delivered in person, via e-mail, or sent by registered or certified mail, postage prepaid (in which case notice will be deemed to have been given on the third day after mailing), or by overnight delivery by a reliable overnight courier service (in which case notice will be deemed to have been given on the day after delivery to such courier service). Notices to the Company or the Bank shall be directed to the Chief Executive Officer of the Company. Notices to Executive shall be directed to:

[Redacted]

8.     Severability. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall be deemed to be excised from this Agreement, provided that the binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner. No waiver by a Party of any provisions or conditions of this Agreement shall be deemed a waiver of similar or dissimilar provisions and conditions at the same time or any prior or subsequent time.

9.    Regulatory Compliance. This Agreement is intended to be effective in the Commonwealth of Virginia and shall be construed in accordance with the laws thereof, except to the extent superseded by federal law. The Parties acknowledge that while the restrictions contained in Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k), Section 131 of the Federal Deposit Insurance Corporation Improvement Act of 1991 (12 U.S.C. § 1831o), and the federal banking regulations promulgated thereunder (including, but not limited to those regulations codified at 12 C.F.R. Part 359), relating to the payment of bonuses and increases for senior executive officers of institutions which are deemed “undercapitalized,” do not currently apply to the Company or the Bank, such provisions may affect the terms of this Agreement if during its term of this Agreement the Company or the Bank should be deemed undercapitalized or a “troubled” institution by any federal regulatory authority (including, without limitation, the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System). Without limiting the generality of the foregoing, under no circumstances shall the Company or the Bank be required to make any payments to Executive or take any other actions under this Agreement if such payments or actions would result in any violation of such laws or regulations or regulatory directives from any federal regulatory authority.

10.    [Reserved]

11.    Tax Withholding. The Bank may withhold from any payment of benefits under this Agreement, or from any other compensation payable to the Employee by the Bank, such amounts as the Bank determines are reasonably necessary to pay any taxes (and interest thereon) required to be withheld under applicable law.

12.    Legal Fees. In the event of any legal action arising from any dispute or question of interpretation relating to this Agreement, the prevailing party shall be entitled to his or its reasonable attorneys’ fees and costs.

13.     Entire Agreement. This Agreement is the entire agreement between the Parties regarding Executive’s entitlement to any benefits pursuant to the occurrence of a Change in Control, and supersedes any verbal and written statements or agreements on such matters. This Agreement may be modified only by written agreement signed by Executive and the CEO or President of the Company and the Bank. All Section headings are for convenience only and do not modify or restrict any of this Agreement’s terms.

The parties acknowledge that they have read, understood and agree to be bound by this Agreement and that they have had the opportunity to seek the advice of legal counsel before signing it and have either sought such counsel or have voluntarily decided not to do so.
[signature page to follow]

IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, effective as of the last date written below.

BURKE & HERBERT FINANCIAL SERVICES CORP. By: /s/ David P. Boyle Name: David P. Boyle Title: CEO Date: 7/7/2026	BURKE & HERBERT BANK & TRUST COMPANY By: /s/ David P. Boyle Name: David P. Boyle Title: CEO Date: 7/7/2026

EXECUTIVE By: /s/ Robert V. Hintelmann, Jr. Name: Robert V. Hintelmann, Jr. Title: Executive Vice President – Chief Credit Officer Date: 7/7/2026